Exhibit 10.42

SECURITY AGREEMENT

SOLX, INC.

This SECURITY AGREEMENT dated as of December 19, 2007 is made by Solx, Inc. (“Solx”), a Delaware corporation, in favor of OccuLogix, Inc. (“OccuLogix”), a Delaware corporation.

WHEREAS:

A.
On the date hereof, Solx Acquisition, Inc. (“Solx Acquisition”) acquired all of the issued and outstanding shares of the capital stock of Solx pursuant to the Stock Purchase Agreement, of even date herewith, between Solx Acquistion and OccuLogix (the “Stock Purchase Agreement”);

B.
Solx Acquisition owes certain enumerated obligations to OccuLogix under the Stock Purchase Agreement, including the obligation to pay the Royalty Payments (as such term is defined in the Stock Purchase Agreement); and

C.	Pursuant to the Stock Purchase Agreement, and as an inducement to OccuLogix to enter into the same, Solx Acquisition agreed to cause Solx to execute and deliver this Security Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of payment of the sum of $1.00 by OccuLogix to Solx and of the premises and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by Solx), Solx hereby covenants and agrees in favor of OccuLogix as follows:

1.           INTERPRETATION

1.1          Definitions

In this Agreement, unless the context shall otherwise require, all capitalized terms used but not expressly defined herein shall have the meanings ascribed thereto in the Stock Purchase Agreement, as it may be amended, supplemented, replaced and/or amended and restated from time to time, and the following words and terms shall have the following meanings:

“Event of Default” has the meaning given to it in Section 4.1;

“Intellectual Property” means the IP Collateral, other than any proceeds or payments;

“License” means any license, sub-license, lease, right of use or control, agreement to license or sub-license, or to lease or to grant a right of use or control, in respect of or in connection with the acquisition, ownership, use, control or exploitation, of the Intellectual Property, together with any amendments, supplements, modifications, extensions, renewals or replacements thereof;

“Lien” means any mortgage, pledge, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, or any lease having substantially the same economic effect as any of the foregoing, or the filing of, or agreement to give, any financing statement under the Uniform Commercial Code (as adopted in the State of Delaware from time to time) or a comparable law of any jurisdiction;

“Merger Agreement” means the Agreement and Plan of Merger, dated as of August 1, 2006, by and among OccuLogix, Inc., OccuLogix Mergeco, Inc., Solx, Inc. and Doug P. Adams, John Sullivan and Peter M. Adams, acting, in each case, in his capacity as a member of the Stockholder Representative Committee referred to therein, as amended;

“Obligations” has the meaning given to it in Section 2.2(a);

“PRH Security Agreement” has the meaning given to it in Section 2.5; and

“Security Interest” has the meaning given to it in Section 2.2(a).

1.2	Governing Law

This Security Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any conflicts of laws principles that would require application of the laws of another jurisdiction.

1.3	Incorporation of Schedules

The schedules attached hereto are incorporated into, and form part of, this Security Agreement.

1.4           Captions

The section and paragraph headings used herein are for convenience only and shall not affect the interpretation hereof.

2.	SECURITY

2.1	Grant of Security Interest in IP Collateral

As collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, Solx hereby grants, transfers, collaterally assigns and sets over to OccuLogix a fully perfected, priority security interest in, assignment of, general lien on and right of set-off of, all of the collateral set forth on Schedule “A” hereto, solely as the same is directly related to the Royalty Products (collectively, the “IP Collateral”), in each case, whether now existing or hereafter arising and whether now owned or hereafter acquired.

2.2	Obligations Secured

(a)
The security interests granted hereby (collectively, the “Security Interest”) are granted as continuing collateral security for the due payment and performance of Solx Acquisition’s obligations to pay the Royalty Payments, at any time due or accruing due, to OccuLogix under the Stock Purchase Agreement, or any of such obligations (collectively, and together with the expenses, costs and charges set out in Section 2.2(b) (collectively, the “Obligations”).

(b)
All reasonable expenses, costs and charges incurred by or on behalf of OccuLogix in connection with the enforcement of OccuLogix’s rights and remedies hereunder, including the realization of the IP Collateral, and including all reasonable legal fees and disbursements, court costs, receiver’s or agent’s remuneration and other expenses of taking possession of, repairing, protecting, insuring, preparing for disposition, realizing, collecting, selling, licensing, transferring, delivering or obtaining payment of the IP Collateral, will be added to and form a part of the Obligations.

2.3	Attachment

Solx and OccuLogix hereby acknowledge that:  (i) value has been given; (ii) Solx has rights in the IP Collateral (other than hereafter acquired IP Collateral); and (iii) Solx and OccuLogix have not agreed to postpone the time of attachment of the Security Interest.

2.4	Scope of Security Interest

(a)
Until the Security Interest will have become enforceable, the grant of the Security Interest in the Intellectual Property will not affect, in any way, Solx’s rights to exploit commercially the Intellectual Property, to defend the Intellectual Property, to enforce Solx’s rights in or with respect to the Intellectual Property against third parties in any court or to claim and be entitled to receive any damages with respect to any infringement or violation thereof.

(b)
OccuLogix will not be deemed in any manner to have assumed any obligation of Solx under any License or otherwise relating to or arising in connection with any of the IP Collateral, nor will OccuLogix be liable to any official body or party to a license or any other third party by reason of any default by any person under any contract.

2.5	Subordination of Security Interest

OccuLogix hereby acknowledges and agrees that the first priority security interest granted by Solx in the IP Collateral pursuant to the Security Agreement (the “PRH Security Agreement”), dated as of September 1, 2006, by Solx in favor of Doug P. Adams, John Sullivan and Peter M. Adams, acting, in each case, in his capacity as a member of the Stockholder Representative Committee under the Merger Agreement, is, and shall remain, superior in priority and rank to the Security Interest.  For avoidance of doubt, under the PRH Security Agreement, Solx granted rights to the Secured Party (as defined therein) in all of the intellectual property of Solx.  OccuLogix agrees to do, from time to time, whether before or after the Security Interest will have become enforceable, all such acts and things and execute and deliver all such deeds, transfers, assignments and instruments as Solx may reasonably require for assuring the superior rank of the first priority security interest granted by Solx pursuant to the PRH Security Agreement.  Solx hereby agrees to give OccuLogix prompt notice of any change or amendment to the collateral described in, or covered by, the PRH Security Agreement.  In the event that any such change or amendment affects the description of all or any part of the collateral described in, or covered by, the PRH Security Agreement that coincides or overlaps with all or any part of the IP Collateral, if requested by OccuLogix, Solx shall amend the definition of “IP Collateral” in this Agreement to conform it to the collateral description or coverage provided in and by the PRH Security Agreement, provided, however, that IP Collateral shall always remain directly related to the Royalty Products.

OccuLogix hereby furthermore acknowledges and agrees that the Security Interest will be subordinate to any and all Liens that Solx proposes to grant in the IP Collateral to persons or entities proposing to provide financing to Solx Acquisition or Solx, upon terms and conditions to be mutually agreed among the parties interested in such subordination.  Solx hereby agrees to give OccuLogix prompt notice of any such future Liens, and OccuLogix hereby agrees that it will take all actions reasonably requested by Solx Acquisition or Solx to evidence the subordination of the Security Interest to such Liens.

3.	COVENANTS

3.1	Borrower’s Dealing with IP Collateral

Solx will not, without the prior written consent of OccuLogix, sell, exchange, license, release or abandon or otherwise dispose of the IP Collateral or create, assume or permit any Lien in, on or of the IP Collateral, except as provided in Section 2.5.

3.2	Maintenance of Registrations

Solx will keep all registrations and applications of the Intellectual Property in good standing and will renew all registrations and file new applications, where commercially reasonable.  Solx will not allow any material registered or pending patent or trademark forming part of the IP Collateral to lapse, expire, become abandoned, expunged or cancelled.

3.3	Reporting

Solx agrees to provide to OccuLogix, within 60 days after the acquisition by Solx of any rights in or to any registrable or unregistrable Intellectual Property, including the entitlement to the benefit of any application or registration for a patent or trademark, written notice of such acquisition containing a detailed description of the Intellectual Property so acquired, and Solx agrees to execute and deliver, from time to time, amendments to this Security Agreement or the schedules hereto or additional security agreements or schedules as may be reasonably required by OccuLogix.  Solx will advise OccuLogix of the occurrence of any event which adversely affects the status of the Intellectual Property, including, without limitation, any changes to the status of the Intellectual Property resulting from expungement, cancellation, expiration, non-renewal, abandonment of, or opposition to, or claim, action or suit against, any of the Intellectual Property.

3.4	Litigation and Proceedings

Solx will:

(a)
commence and diligently prosecute such suits, administrative proceedings or other actions for infringement or other causes of action as are, in its reasonable business judgment, necessary to protect the IP Collateral; and

(b)	diligently defend all suits, administrative proceedings, oppositions or other actions brought by third parties in respect of the IP Collateral or use thereof.

Solx hereby agrees to provide to OccuLogix, on reasonable request, any information with respect to any such suits, administrative proceedings or other action.  Following Solx becoming aware thereof, Solx will promptly notify OccuLogix of the institution of, or any adverse determination in, any proceeding in any patent or trade-mark office or by another regulatory authority or a court or other adjudicative body, whether in the United States or elsewhere.

3.5	Protective Disbursements

If Solx fails to perform any covenant on its part contained in this Security Agreement, then OccuLogix, in its absolute discretion, may perform (but has no obligation to perform) any such covenant capable of being performed by it.  If any such covenant requires the payment or expenditure of money, OccuLogix may make, but will be under no obligation to make, such payment or expenditure, and all sums so paid or expended by OccuLogix will be immediately payable by Solx, will bear interest at the per annum rate equal to the “Prime Rate” as announced from time to time by Bank of America, N.A., or its successor, plus 2%, until paid and will be secured hereby, having the benefit of the Security Interest hereby created in priority to the other indebtedness secured by this Security Agreement.  No such performance or payment will relieve Solx from any default under this Security Agreement or any consequences of such default.

4.	ENFORCEMENT

4.1	Default

The Security Interest will be and become enforceable against Solx (i) upon the failure to pay, when due and payable, any of the Royalty Payments; or (ii) if any petition should be filed by or against Solx or Solx Acquisition for liquidation or reorganization, if Solx or Solx Acquisition becomes insolvent or makes an assignment for the benefit of any creditor or creditors, if a receiver or trustee is appoited for all or any signficant part of the assets of either Solx or Solx Acquisition or if either of Solx or Solx Acquisition consents to the winding up, liquidation or dissolution of its affairs (each, an “Event of Default”).

4.2	Remedies

Whenever the Security Interest has become enforceable, OccuLogix may realize upon the IP Collateral and enforce its rights by:

(a)	sale, assignment, license, sub-license, grant of rights or options to purchase or any other disposal of the IP Collateral and, if applicable, any goodwill associated therewith;

(b)	collection of any proceeds arising in respect of the IP Collateral;

(c)	the exercise of any of Solx’s contractual, legal or other rights or interests under or in respect of the IP Collateral;

(d)	the institution of proceedings in a court of competent jurisdiction for the appointment of a receiver of the IP Collateral;

(e)	the appointment by instrument in writing of a receiver or agent of the IP Collateral and the removal or replacement of such receiver or agent from time to time;

(f)	the institution of proceedings in any court of competent jurisdiction for sale or foreclosure of the IP Collateral;

(g)	filing proof of claim and other documents to establish claims and any proceeding relating to Solx; and

(h)	any other remedy or proceeding authorized or permitted by any applicable laws.

In addition, upon the occurrence of an Event of Default, Solx will grant to OccuLogix a royalty-free non-exclusive license to use the Intellectual Property.

Such remedies may be exercised from time to time separately or in combination and are in addition to and not in substitution for any other rights of OccuLogix, however created.  OccuLogix may proceed by way of any action, suit or other proceeding available at law, and no right, remedy or power OccuLogix will be exclusive of, or dependent on, any other.  OccuLogix may exercise any of its rights, remedies or powers separately or in combination and at any time.  OccuLogix will not be bound to exercise any such rights or remedies, and the exercise of such rights and remedies will be without prejudice to the rights of OccuLogix in respect of the Obligations, including the right to any claim for any deficiency.

4.3	Additional Rights

In addition to the remedies of OccuLogix set forth in Section 4.2, whenever the Security Interest has become enforceable, OccuLogix may demand, commence, continue or defend any judicial or administrative proceedings for the purpose of protecting, seizing, collecting, realizing or obtaining possession or payment of the IP Collateral, and give valid and effectual receipts and discharges therefor, and compromise or give time for the payment or performance of all or any part of the accounts or any contact or any other obligation of any third party to Solx relating to the IP Collateral.

5.	GENERAL

5.1	No Merger

No judgment recovered by OccuLogix will operate by way of merger of or in any way affect the Security Interest, which is in addition to and not in substitution for any other security now or hereafter held by OccuLogix in respect of the Obligations.

5.2	Waivers

No amendment, consent or waiver by OccuLogix will be effective unless made in writing and signed by an authorized officer of OccuLogix, and then such amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which it is given.

5.3	Further Assurances

Solx, from time to time, whether before or after the Security Interest will have become enforceable, will do all such acts and things and execute and deliver all such deeds, transfers, assignments and instruments as OccuLogix may reasonably require for the protection of the IP Collateral or perfecting the Security Interest and for exercising all rights, remedies, powers, authorities and discretions hereby conferred upon OccuLogix, and Solx, from time to time after the Security Interest has become enforceable, will do all such acts and things and execute and deliver all such deeds, transfers, assignments and instruments as OccuLogix may require for facilitating the sale or other dealing with the IP Collateral in connection with any realization thereof, including, without limitation, the execution and delivery of assignments of the Intellectual Property in form acceptable to OccuLogix for filing with the United States Patent and Trademark Office.

5.5	Successors and Assigns

This Security Agreement will be binding upon Solx, its successors and permitted assigns and will enure to the benefit of OccuLogix and its successors and assigns.  Solx may not assign or novate any of its rights or obligations under this Security Agreement without the prior written consent of OccuLogix.

IN WITNESS WHEREOF Solx hereto has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the day and year first above written.

SOLX, INC.

“Doug P. Adams”
Name: Doug P. Adams
Title: President

Schedule “A”

IP Collateral

“IP Collateral” means, solely as the same is directly related to the Royalty Products, intellectual property or proprietary rights of any description, including (i) rights in any patent, patent application (including any provisionals, continuations, divisions, continuations-in-part, extensions, renewals, reissues, revivals and reexaminations, any national phase PCT applications, any PCT international applications and all foreign counterparts), copyright, industrial design, URL, website, domain name, trademark, service mark, logo, trade dress or trade name, (ii) related registrations and applications for registration, (iii) trade secrets, moral rights or publicity rights, (iv) inventions, discoveries, improvements, modification, know-how, technique, methodology, writing, work of authorship, design or data, whether or not patented, patentable, copyrightable or reduced to practice, including any inventions, discoveries, improvements, modification, know-how, technique, methodology, writing, work of authorship, design or data embodied or disclosed in any (1) computer source codes (human readable format) and object codes (machine readable format), (2) specifications, (3) manufacturing, assembly, test, installation, service and inspection instructions and procedures, (4) engineering, programming, service and maintenance notes and logs, (5) technical, operating and service and maintenance manuals and data, (6) hardware reference manuals and (7) user documentation, help files or training materials and (v) goodwill related to any of the foregoing.